As filed with the Securities and Exchange Commission on March 9, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PolyMedica Corporation
(Exact name of registrant as specified in its charter)

Massachusetts	04-3033368
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
701 Edgewater Drive, Suite 360
Wakefield, Massachusetts 01880
(781) 486-8111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Devin J. Anderson, Esq.
General Counsel
PolyMedica Corporation
701 Edgewater Drive, Suite 360
Wakefield, Massachusetts 01880
(781) 486-8111
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
Copy to:
Todd R. Chandler, Esq.
Weil Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit	Offering Price	Fee(1)
1.00% Convertible Subordinated Notes due September 15, 2011	$180,000,000	$1,000	$180,000,000	$5,526
Common Stock, $0.01 par value per share(2)	8,662,504	N/A(3)	N/A(3)	N/A(3)
Common Stock, $0.01 par value per share, Preferred Stock, $1.00 par value per share, Debt Securities, Warrants and Units	(4)	(4)	(4)	(5)

(1)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Represents shares of common stock issuable upon conversion of the notes based on a conversion rate of 47.9028 shares per $1,000 principal amount of notes and an indeterminate number of additional shares of common stock issuable upon conversion of notes, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, no additional registration fee is required in connection with the registration of the common stock issuable upon conversion of the 1.00% Convertible Subordinated Notes due September 15, 2011.

(4)	Omitted pursuant to Form S-3 General Instruction II.E. Such indeterminate number or amount of common stock, preferred stock, debt securities, warrants and units is being registered as may from time to time be resold at indeterminate prices. This Registration Statement also includes such indeterminate amount of common stock, preferred stock, debt securities and units as may be offered and sold from time to time upon exercise of warrants or conversion of convertible securities being registered hereunder. Each unit may consist of a combination of any two or more of the securities being registered hereunder.

(5)	Deferred in reliance upon Rules 456(b) and 457(r).

PROSPECTUS
1.00% Convertible Subordinated Notes due September 15, 2011
Common Stock Issuable upon Conversion of the Notes
Common Stock
Preferred Stock
Debt Securities
Warrants
Units
          We issued and sold $180,000,000 aggregate principal amount of our 1.00% Convertible Subordinated Notes due September 15, 2011 in a private placement on September 19, 2006. Selling security holders may use this prospectus to resell from time to time their notes and the shares of common stock issuable upon conversion of the notes. We will not receive any proceeds from these resales.
          The following are additional types of securities that we may offer, issue and sell from time to time, or that may be sold by selling security holders from time to time, together or separately:
•	shares of our common stock;

•	shares of our preferred stock;

•	debt securities;

•	warrants to purchase our equity securities; and

•	units comprised of a combination of any two or more of the foregoing securities.
          This prospectus describes some of the general terms that may apply to these securities. The specific terms of any such securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you make your investment decision.
          We may offer and sell these securities through one or more underwriters, dealers and agents, underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.
          To the extent that any selling security holder resells any securities, the selling security holder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling security holder and the terms of the securities being offered.
          THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
          The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Each prospectus supplement also will indicate if the securities offered thereby will be listed on any securities exchange.
          Our common stock is traded on the NASDAQ Global Select Market under the symbol “PLMD”. On March 6, 2007, the last quoted sale price of our common stock was $40.92 per share.
          Investing in our securities involves certain risks. See “Risk Factors” in our filings with the Securities and Exchange Commission and in the prospectus supplement relating to the specific issue of securities you intend to buy.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 9, 2007.

          You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.
          When used in this prospectus, the terms “PolyMedica,” “we,” “our” and “us” refer to PolyMedica Corporation and its consolidated subsidiaries, unless otherwise specified.
About This Prospectus
          This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we or the selling security holders may sell, from time to time, in one or more offerings, any combination of the common stock, preferred stock, debt securities and warrants described in this prospectus. Selling security holders also may use this shelf registration statement to sell the 1.00% Convertible Subordinated Notes due September 15, 2011 that we issued on September 19, 2006, which we refer to as the notes, as well as the shares of common stock issuable upon conversion of the notes.
          For further information about our business and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”
          This prospectus provides you with a general description of the securities we or any selling security holders may offer. Each time we or any selling security holders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”
          We were organized in Massachusetts in 1988. Our principal executive offices are located at 701 Edgewater Drive, Wakefield, Massachusetts 01880 and our telephone number is (781) 481-8111. Our website is located at www.polymedica.com. Information contained on our website is not a part of this prospectus or any accompanying prospectus supplement.

Forward-Looking Statement
          All statements included or incorporated by reference in this prospectus, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “expect,” “anticipate,”’ “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” or “continue,” and variations of such words and similar expressions, are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.
          We describe some of the risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under the heading “Risk Factors” in our periodic reports on Forms 10-K and 10-Q and may update our descriptions of such risks, uncertainties and assumptions in any prospectus supplement. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product development, regulatory approvals, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance or continued acceptance of our products, accounting estimates, financing activities, ongoing contractual obligations and sales efforts. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this offering memorandum, whether as a result of new information, future events, changes in assumptions, or otherwise.
Use of Proceeds
          All sales of the notes or shares of common stock issuable upon conversion of the notes will be by or for the account of the selling security holders listed in any prospectus supplement. We will not receive any proceeds from any resales of securities by any selling security holder.
          For offerings other than the sale of notes or shares of common stock issuable upon conversion of the notes, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities.
Ratio of Earnings to Fixed Charges
          The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by fixed charges.

							Proforma
						Nine Months	Fiscal	Nine Months
						Ended	Year Ended	Ended
	Fiscal Year Ended March 31,					December 31,	March 31,	December 31,
	2002	2003	2004	2005	2006	2006	2006	2006
Ratio of earnings to fixed charges	58.3	58.5	85.4	76.8	10.2	5.2	12.9	7.3

(1)	For the purpose of computing the ratios of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, including capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense.
Price Range of Common Stock
          Our common stock is traded on the NASDAQ Global Select Market under the symbol “PLMD”. The following table sets forth, for the periods indicated, the high and low sale prices for our common stock as reported by the NASDAQ Global Select Market

	High	Low
Fiscal 2005
First Quarter	$31.70	$26.41
Second Quarter	31.58	26.72
Third Quarter	37.87	30.78
Fourth Quarter	37.99	31.25

Fiscal 2006
First Quarter	37.09	29.82
Second Quarter	38.20	33.65
Third Quarter	39.06	30.35
Fourth Quarter	43.94	32.67

Fiscal 2007
First Quarter	45.92	33.22
Second Quarter	44.42	33.60
Third Quarter	43.49	35.82
Fourth Quarter (through March 6, 2007)	$43.60	$38.22
          On March 6, 2007, the last quoted sale price of our common stock was $40.92 per share.

Description of the Notes
          The notes were issued under an indenture, dated as of September 19, 2006, between PolyMedica Corporation, as issuer, and LaSalle Bank National Association, as trustee. As used in this description of the notes, the words “our company,” “we,” “us,” “our” or “PolyMedica” refer only to PolyMedica Corporation and do not include any of our current or future subsidiaries. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a note holder. A copy of the indenture, including a form of the notes, is available upon request to us.
General
          We issued $180,000,000 aggregate principal amount of notes. The notes are the unsecured subordinated obligations of PolyMedica, as described under “—Subordination of Notes” below. The notes will be convertible into cash and common stock, if any, as described under “—Conversion of Notes.” The notes will be issued only in denominations of $1,000 and in multiples of $1,000. The notes will mature on September 15, 2011, unless earlier converted by you or purchased by us at your option upon the occurrence of a fundamental change (as defined below).
          Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected by the indenture in the event of a highly leveraged transaction, a change in control of PolyMedica or a termination in the trading of our common stock, except to the extent described under “—Purchase of Notes at Your Option Upon a Fundamental Change” and “—Conversion of Notes—Conversion Upon Specified Corporate Transactions.”
          We will pay interest on the notes at a rate of 1.00% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a business day, the immediately following business day (each, an “interest payment date”), commencing March 15, 2007, to holders of record at the close of business on the preceding March 1 and September 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, or purchase by us at the option of the holder, interest ceases to accrue on the notes under the terms of and subject to the conditions of the indenture. We will, however, pay interest on the maturity date to holders of record of the notes on the record date immediately preceding the stated maturity date regardless of whether such holders convert their notes. A “business day” means each day that is not a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York or the state in which the corporate trust office (currently Illinois) is located are not required to be open.
          We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.
          We will maintain an office in Chicago, Illinois where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.
Conversion of Notes

  General
     Holders may surrender notes for conversion at any time prior to the close of business on April 15, 2011, and receive the consideration described below under “—Payment Upon Conversion,” only if any of the following conditions is satisfied:
•	during any calendar quarter commencing after the date of original issuance of the notes, if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price of the notes in effect on that last trading day;

•	during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 98% of the closing sale price of our common stock on such date multiplied by the then current conversion rate; or

•	if we make certain significant distributions to holders of our common stock, we enter into specified corporate transactions or our common stock is not approved for listing on NASDAQ and is not listed for trading on another U.S. national or regional securities exchange or any similar U.S. system of automated securities price dissemination or traded in the over-the-counter market.
We describe each of these conditions in greater detail below.
     However, after April 15, 2011, holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions is satisfied.
     Upon conversion of a note, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest, except that we will pay, on the maturity date, accrued and unpaid interest to holders of record on the record date immediately preceding the stated maturity date regardless of whether such holders convert their notes. Our delivery to the holder of cash and shares, if any, of our common stock into which the note is convertible will be deemed to satisfy our obligation with respect to such note. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.
     Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes; provided, however, that no such payment need be made (1) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date, (2) with respect to any notes surrendered for conversion following the record date for the payment of interest immediately preceding the stated maturity date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note.
  Conversion Upon Satisfaction of Market Price Condition
     Holders may surrender notes for conversion during any calendar quarter commencing after the date of original issuance of the notes if the closing sale price (as defined below) of our common stock, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs, is more than 120% of the conversion price of the notes in effect on that last trading day.
     The “closing sale price” of our common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by NASDAQ or by the National Quotation Bureau Incorporated.
     A “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) NASDAQ or, if our common stock is not listed on NASDAQ, the principal other U.S. national or regional securities exchange on which our common stock is then listed is open for trading or, if our common stock is not so listed, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.
     A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the NASDAQ or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.
  Conversion Upon Trading Price of Notes Falling Below Conversion Value of the Notes
     If the trading price (as defined below) for the notes on each trading day during any five consecutive trading-day period was less than 98% of the closing sale price of our common stock on such date multiplied by the then current conversion rate, a holder may surrender notes for conversion at any time during the following 10 trading days.
     Upon request, the conversion agent (which shall initially be the trustee) will, on our behalf, determine if the notes are convertible and will notify us and the trustee accordingly. The conversion agent shall have no obligation to determine the trading price of the notes unless we have requested such determination in writing, and we shall have no obligation to make such request unless the trustee provides us with reasonable evidence that the trading price of the notes on any trading day would be less than 98% of the product of the then current conversion rate times the closing sale price of our common stock on that date. At such time, we shall instruct the conversion agent to determine the trading price of the notes beginning on such trading day and on each successive four trading days.
     “Trading price” means, on any date of determination, the average of the secondary bid quotations per note obtained by the conversion agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from an independent nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes on such date of determination will be deemed to be less than 98% of the conversion value.
  Conversion Upon Specified Corporate Transactions
     Even if the market price contingency described above under “—Conversion Upon Satisfaction of Market Price Condition” has not occurred, if we elect to distribute to all holders of our common stock:
•	specified rights or warrants entitling them to subscribe for or purchase for a period expiring within 60 days after the record date for such distribution our common stock at less than the current market price (as defined in the indenture) on the record date for such issuance or

•	cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (1) or (3) of the description below under “—Conversion Price Adjustments”), which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 15% of the current market price of our common stock as of the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 30 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.
     In addition, in the event of a fundamental change (as defined under “—Purchase of Notes at Your Option Upon a Fundamental Change”), a holder may surrender notes for conversion at any time from or after the date which is 40 days prior to the anticipated effective time of the fundamental change until the close of business on the second trading day immediately preceding the fundamental change purchase date (as defined under “—Purchase of Notes at Your Option Upon a Fundamental Change”). The holder may also require us to purchase all or a portion of its notes upon the occurrence of a fundamental change as described under “—Purchase of Notes at Your Option Upon a Fundamental Change.”
     To the extent practicable, we will give notice to holders of the anticipated effective date for a fundamental change not more than 70 days nor less than 40 days prior to the anticipated effective date.
  Conversion after April 15, 2011
     After April 15, 2011 and on or prior to the close of business on the business day immediately prior to the stated maturity date, holders may surrender their notes for conversion regardless of whether any of the conditions described in “—Conversion Upon Satisfaction of Market Price Condition,” “—Conversion Upon Trading Price of Notes Falling Below Conversion Value of the Notes,” or “—Conversion Upon Specified Corporate Transactions” has been satisfied.
  Payment Upon Conversion
     Each $1,000 principal amount of notes surrendered on or prior to the thirtieth scheduled trading day prior to the stated maturity date will be converted into cash and shares of our common stock, if any, based on an amount, which we refer to as the “daily conversion value,” calculated for each of the 25 trading days beginning on the third trading day immediately following the conversion date, which we refer to as the “conversion period.” The daily conversion value for each trading day during the conversion period for each $1,000 aggregate principal amount of notes is equal to one-twenty-fifth of the product of the then applicable conversion rate multiplied by the volume weighted average price (as defined below) of our common stock (or the other form of consideration into which our common stock has been converted in connection with a fundamental change) on that day.
     For each $1,000 aggregate principal amount of notes surrendered for conversion prior to the close of business on the thirtieth scheduled trading day prior to the stated maturity date, we will deliver to you, on the third business day following the last day of the conversion period, the aggregate of the following, which we refer to as the “conversion obligation,” for each trading day during the conversion period:
     (1) if the daily conversion value for such trading day for each $1,000 aggregate principal amount of notes exceeds $40.00, (a) a cash payment of $40.00 and (b) the remaining daily conversion value, which we refer to as the “daily net share settlement value,” in shares of our common stock; or
     (2) if the daily conversion value for such trading day for each $1,000 aggregate principal amount of notes is less than or equal to $40.00, a cash payment equal to the daily conversion value.
     If a holder surrenders for conversion a note at any time after the thirtieth scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately preceding the maturity date,

(i) the holder will be deemed to have surrendered such note as of the business day immediately preceding the maturity date, (ii) the conversion period for such note will commence on the trading day immediately after the maturity date, (iii) in lieu of receiving cash as provided for above, the holder shall receive, for each $1,000 principal amount note surrendered, $1,000 on the maturity date and (iv) on the third business day following the last day of the conversion period we will deliver shares of our common stock to the extent the daily conversion value on each trading day during the conversion period exceeds $40.00 for each $1,000 principal amount of notes.
     The number of shares of common stock to be delivered under clause (1)(b) or clause (iv) above will be determined by dividing the daily net share settlement value by the volume weighted average price of our common stock for that trading day.
     The conversion rate with respect to a note is initially approximately 20.8756 shares of our common stock. The conversion rate of a note is equal to $1,000 divided by the then applicable conversion price at the time of determination. The conversion price is subject to adjustment as described under “—Conversion Price Adjustments.” Accordingly, an adjustment to the conversion price will result in a corresponding adjustment to the conversion rate. The initial conversion price for each $1,000 aggregate principal amount of notes is $47.9028 per share of our common stock.
     No fractional shares will be issued upon conversion; in lieu thereof, a holder that would otherwise be entitled to fractional shares of our common stock will receive a number of shares of our common stock equal to the aggregate of the fractional shares otherwise deliverable for each trading day during the conversion period (rounding down to the nearest whole number) and cash equal to the remainder multiplied by the volume weighted average price of our common stock on the last day of the conversion period.
     For purposes of this section, “—Payment Upon Conversion,” “volume weighted average price” per share of our common stock (or any security into which our common stock has been converted in connection with a fundamental change) on any trading day means the volume weighted average price on the principal exchange or over-the-counter market on which our common stock (or other security) is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day as displayed under the heading “Bloomberg VWAP” on Bloomberg Page PLMD Equity AQR (or the Bloomberg Page for any security into which our common stock has been converted in connection with a fundamental change), or if such volume weighted average price is not available, our board of directors’ reasonable, good faith estimate of the volume weighted average price of the shares of our common stock, or other security, on such trading day.
     The cash and any shares of our common stock (including cash in lieu of fractional shares) deliverable upon conversion of the notes will be delivered through the conversion agent three business days after the last day on which the conversion value has been determined. Generally, the conversion date shall be the date on which the notes and all of the items required for conversion shall have been delivered as described under “—Conversion Procedures” below and the requirements for conversion have been met, if all requirements for conversion shall have been satisfied by 11:00 a.m. New York City time on such day, and in all other cases, the conversion date shall be the next succeeding business day. However, as described above, if a holder surrenders for conversion a note at any time after the thirtieth scheduled trading day prior to its stated maturity, the conversion date will be deemed to be the business day immediately preceding the note’s stated maturity date.

     Payment Upon Conversion Upon a Fundamental Change.
     If a holder converts any of its notes at any time beginning 40 days before the scheduled effective date of a fundamental change and ending at the closing of business on the second trading day immediately preceding the related fundamental change purchase date, the holder will receive:
•	if the notes are surrendered for conversion at any time beginning 30 trading days before the date of payment of consideration in connection with a change in control, cash and, with respect to the daily net share settlement value (if any), the kind of securities and other assets or property received by holders of our common stock in the change in control; or

•	in all other events, cash or a combination of cash and common stock, as described above under ‘‘—Payment Upon Conversion”;
     in each case, taking into account any additional shares deliverable as a result of any qualifying change in control.
  Conversion Price Adjustments
     The conversion price will be adjusted:
     (1) upon the issuance of shares of our common stock as a dividend or distribution on shares of our common stock;
     (2) upon the subdivision or combination of our outstanding common stock;
     (3) upon the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase shares of our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the current market price per share on the record date for the issuance, provided that the conversion price will be readjusted to the extent that the rights or warrants are not exercised prior to this expiration or are not distributed;
     (4) upon the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:
•	dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

•	dividends or distributions exclusively in cash referred to in clause (5) below; and

•	distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;
     (5) upon the occurrence of any cash dividends or other cash distributions to all or substantially all holders of our common stock (other than (x) distributions described in clause (6) below, (y) any dividend or distribution in connection with our liquidation, dissolution or winding up or (z) any regular quarterly cash dividend on our common stock to the extent that the aggregate amount of such cash dividend per share of our common stock does not exceed the dividend threshold amount (subject to adjustment, as indicated below)), in which event the conversion price shall be reduced so that it equals the price determined by dividing the conversion price in effect on the record date with respect to the cash distribution or dividend by a fraction,
     (a) the numerator of which will be the closing sale price of a share of our common stock as of the day before the “ex” date (as defined below) with respect to the dividend or distribution, and
     (b) the denominator of which will be the closing sale price of a share of our common stock as of the day before the “ex” date with respect to the dividend or distribution less the dividend adjustment amount; and

     (6) upon the purchase of our common stock pursuant to a tender offer (as such term is used in Rule 13e-4 under the Exchange Act or any successor provision) made by us or any of our subsidiaries at a price per share in excess of the current market price for one share of our common stock on the last date tenders may be made pursuant to the tender offer, which we refer to as the “expiration date”, in which case, immediately prior to the opening of business on the day after the expiration date, the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect immediately prior to the close of business on the expiration date by a fraction,
     (a) the numerator of which will be the product of the number of shares of our common stock outstanding (including tendered shares but excluding any shares held by us in treasury) on the expiration date multiplied by the current market price per share of our common stock on the trading day next succeeding the expiration date; and
     (b) the denominator of which will be the sum of (x) the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the expiration date, which we refer to as the “purchased shares,” and (y) the product of the number of shares of our common stock outstanding (less any purchased shares and excluding any shares held by us in treasury) at the expiration time and the current market price per share of our common stock on the trading day next succeeding the expiration date.
     (7) upon a payment in respect of a repurchase of our common stock by us (or one of our subsidiaries), the consideration for which exceeds the then-prevailing market price of our common stock (such amount, the “repurchase premium”), which repurchase, together with any other repurchases of our common stock by us (or one of our subsidiaries) involving a repurchase premium concluded within the preceding 12 months not triggering a conversion price adjustment, results in the payment by us of an aggregate consideration exceeding an amount equal to 10% of the market capitalization of our common stock, the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect immediately prior to the close of business on the trading day of the repurchase triggering the adjustment by a fraction,
     (a) the numerator of which will be (x) the subsequent market price of our common stock, minus (y) the quotient of (i) the aggregate amount of all of the repurchase premiums paid in connection with such repurchases and (ii) the number of shares of common stock outstanding on the day following the date of the repurchase triggering the adjustment, as determined by our board of directors; and
     (b) the denominator of which will be the subsequent market price of our common stock; provided that the repurchases of our common stock effected by us or our agent in conformity with Rule 10b-18 under the Exchange Act (or any successor provision) will not be included in any adjustment to the conversion rate made under this clause (7).
     For purposes of this clause (7):
•	the “market capitalization” will be calculated by multiplying the subsequent market price of our common stock by the number of shares of common stock then outstanding on the date of the repurchase triggering the adjustment immediately prior to such repurchase;

•	the “subsequent market price” will be the average of the closing sale prices of our common stock for the five consecutive trading days beginning on the trading day following the date of the repurchase triggering the adjustment; and

•	in determining the repurchase premium, the “then-prevailing market price” of our common stock will be the average of the closing sale prices of our common stock for the five consecutive trading days ending on the relevant repurchase date.
     If a payment would cause an adjustment to the conversion rate under both clause (6) and clause (7), the provisions of clause (7) shall control.

     “current market price” means, with respect to any date of determination, the closing sale price of our common stock on the date of determination. For purposes hereof, the term “ex” date, when used with respect to any dividend or distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution.
     “dividend adjustment amount” means the full amount of the dividend or distribution to the extent payable in cash applicable to one common share less the dividend threshold amount.
     “dividend threshold amount” means $0.15 per share of common stock per quarter in the case of regular cash dividends, adjusted in a manner proportional to adjustments made to the conversion price other than pursuant to clause (5), (6) or (7) above and to account for any change in the frequency of payment of our regular cash dividend, and $0.00 in all other cases.
     To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions.
     In the event of:
•	any reclassification of our common stock;

•	a consolidation, merger or combination involving PolyMedica; or

•	a sale or conveyance to another person of the property and assets of PolyMedica as an entirety or substantially as an entirety, in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes, subject to the conditions described above, into cash and, with respect to the portion of the conversion obligation in excess (if any) of the principal amount of notes being converted, the same type of consideration received by common stock holders immediately following one of these types of events. For purposes of the foregoing, if holders of our common stock have the opportunity to elect the form of consideration to receive in any transaction described above, then we will make adequate provision to give holders of the notes, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the consideration received. Once the election is made, it will apply to all holders of our notes after the effective time of the transaction.
     We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 business days if our Board of Directors determines that such reduction would be in our best interest. We are required to give at least 15 days’ prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.
     You may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See “Material U.S. Federal Income Tax Considerations” below for a relevant discussion.
     Notwithstanding anything in this section “—Conversion Price Adjustments” to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward, upon required purchases of the notes in connection with a fundamental change and five business days prior to the stated maturity of the notes. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

     We will not take any action that would result in an adjustment pursuant to the foregoing provisions without complying with the NASDAQ’s shareholder approval rules.
  Conversion Procedures
     Holders may convert their notes only in denominations of $1,000 principal amount and integral multiples thereof. Delivery of our common stock and cash upon conversion in accordance with the terms of the notes will be deemed to satisfy our obligation to pay the principal amount of the notes.
     The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. A holder delivering a note for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock upon conversion in a name other than that of the holder.
     We will not issue fractional shares of common stock upon conversion of notes.
     If the notes are subject to purchase following a fundamental change, your right to convert the notes so subject to purchase will terminate at the close of business on the second trading day prior to the fundamental change purchase date or such earlier date as the notes are presented for purchase, unless we default in the payment of the purchase price, in which case your conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or purchased. If you have submitted your notes for purchase upon a fundamental change, you may only convert your notes if you withdraw your repurchase notice prior to the fundamental change purchase date, as described below under “—Purchase of Notes at Your Option Upon a Fundamental Change.” If your notes are submitted for purchase following a fundamental change, your right to withdraw your purchase notice and convert the notes that are subject to purchase will terminate at 5:00 p.m., New York City time, on the business day before such purchase date.
Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Change in Control
     If a qualifying change in control occurs prior to maturity, upon the conversion of the notes as described above under “—Conversion of Notes—Conversion Upon Specified Corporate Transactions”, the conversion rate will be increased by an additional number of shares of common stock (these shares being referred to as the “additional shares”) as described below. We will notify holders of the anticipated effective date of such qualifying change in control and issue a press release as soon as practicable after we first determine the anticipated effective date of such qualifying change in control.
     A “qualifying change in control” is any “change in control” included in the first or second bullet of the definition of that term below under “—Purchase of Notes at Your Option Upon a Fundamental Change” other than a transaction (x) in which at least 90% of the consideration, excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights, for our common stock consists of common stock traded on a U.S. national securities exchange (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and (y) as a result of which the daily net share settlement value, if any, of any notes surrendered for conversion would be payable in such common stock.
     The number of additional shares by which the conversion rate will be increased for conversions in connection with a qualifying change in control will be determined by reference to the table below, based on the date on which the qualifying change in control occurs or becomes effective, which we refer to as the effective date, and the price paid per share of our common stock in the change in control in the case of a qualifying change in control described in the second bullet of the definition of change in control, or in the case of a qualifying change in control described in the first bullet of the definition of change in control, the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of such other qualifying change in control, which we refer to as the stock price. If holders of our common stock receive only cash in the case of a qualifying change in control described in the second bullet under the definition of change in control, the stock price shall be the cash amount paid per share.
     The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion price of the notes is adjusted as described under “—Conversion of Notes—Conversion Price Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion price immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion price as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion price as set forth under—Conversion of Notes—Conversion Price Adjustments” above.
     The following table sets forth the increase in the conversion rate, expressed as a number of additional shares to be received per $1,000 principal amount of notes.

	Stock Price
Effective Date	$42.02	$44.00	$46.00	$47.90	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$90.00	$100.00	$110.00	$120.00
September 19, 2006	2.92	2.63	2.32	2.07	1.82	1.35	1.01	0.76	0.57	0.43	0.32	0.18	0.09	0.04	0.00
September 15, 2007	2.92	2.81	2.47	2.18	1.90	1.39	1.02	0.75	0.55	0.40	0.29	0.15	0.07	0.03	0.00
September 15, 2008	2.92	2.92	2.54	2.22	1.92	1.35	0.96	0.68	0.48	0.34	0.23	0.10	0.04	0.01	0.00
September 15, 2009	2.92	2.92	2.52	2.16	1.83	1.23	0.82	0.55	0.36	0.23	0.14	0.05	0.01	0.00	0.00
September 15, 2010	2.92	2.77	2.27	1.87	1.51	0.89	0.51	0.28	0.15	0.07	0.03	0.00	0.00	0.00	0.00
September 15, 2011	2.91	1.84	0.87	0.20	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
     The stock prices and additional share amounts set forth above are based upon a common share closing sale price of $42.02 on September 13, 2006 and an initial conversion price of $47.9028.
     Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate by more than 2.92 shares per $1,000 principal amount of notes pursuant to the events described in this section, though we will adjust such number of shares in the same manner in which, and for the same events for which we must adjust the conversion price as described under “—Conversion of Notes—Conversion Price Adjustments” above.
     The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:
•	between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	in excess of $120.00 per share (subject to adjustment), no increase in the conversion rate will be made; and

•	less than $42.02 per share (subject to adjustment), no increase in the conversion rate will be made.

Conversion After a Public Acquirer Change in Control
     Notwithstanding the provisions described above under “—Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Change in Control,” in lieu of increasing the conversion rate by the additional shares described under that heading, in the case of a qualifying change in control constituting a “public acquirer change in control” (as defined below) we may elect that, from and after the effective date of such public acquirer change in control, the right to convert a note will be changed into a right to convert a note into cash and a number of shares of “acquirer common stock” (as defined below) at the conversion rate specified below. At any time prior to the fortieth day immediately preceding the proposed effective date of the public acquirer change in control, we may irrevocably elect to deliver cash and shares of acquirer common stock upon any conversion thereof in the manner described above under “—Payment Upon Conversion.” The conversion rate on and following the effective date of such transaction will be a number of shares of acquirer common stock equal to the product of:
•	the conversion rate in effect immediately prior to the effective date of such public acquirer change in control, times

•	the average of the quotients obtained, for each trading day in the 10 consecutive trading day period commencing on the trading day next succeeding the effective date of such public acquirer change in control (the “valuation period”), of:
     (i) the “acquisition value” of our common stock on each such trading day in the valuation period, divided by
     (ii) the volume weighted average price of the acquirer common stock on each such trading day in the valuation period.
     The “acquisition value” of our common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our common stock in connection with such public acquirer change in control, as follows:
•	for any cash, 100% of the amount of such cash;

•	for any acquirer common stock, 100% of the closing sale price of such acquirer common stock on each such trading day; and

•	for any other securities, assets or property, 102% of the fair market value of such security, asset or property on each such trading day, as determined by two independent nationally recognized investment banks selected by the trustee for this purpose.
     After the adjustment of the conversion rate in connection with a public acquirer change in control, the conversion rate will be subject to further similar adjustments in the event that any of the events described above under “—Conversion of Notes—Conversion Price Adjustments” occurs thereafter.
     A “public acquirer change in control” is any qualifying change in control where the acquirer, or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor provision) of more than 50% of the aggregate ordinary voting power of all shares of such acquirer’s capital stock that are entitled to vote generally in the election of directors, but in each case other than us, has a class of common stock quoted on NASDAQ or traded on another U.S. national or regional securities exchange or which will be so traded or quoted when issued or exchanged in connection with such change in control. We refer to such acquirer’s or other entity’s class of common stock quoted on NASDAQ or traded on another U.S. national or regional securities exchange or which will be so traded or quoted when issued or exchanged in connection with such qualifying change in control as the “acquirer common stock.”

Subordination of the Notes
     The payment of the principal of, premium, if any, and interest on, and the cash portion of the conversion obligation in respect of, the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness and structurally subordinated to all indebtedness and liabilities (excluding liabilities to us), including trade payables, of our subsidiaries.
     If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture, we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the note holders. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.
     We may not make any payment on the notes, including any payment in respect of a conversion of the notes, or purchase or otherwise acquire the notes if:
•	a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

•	any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from us or another person permitted to give such notice under the indenture.
     We are required to resume payments on the notes:
•	in case of a payment default referred to in the first bullet above, upon the date on which such default is cured or waived or ceases to exist, and

•	in case of a nonpayment default referred to in the second bullet above, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.
     No new period of payment blockage may be commenced for a default unless:
•	365 days have elapsed since the effectiveness of the prior payment blockage notice, and

•	all scheduled payments on the notes that have come due have been paid in full in cash.
     No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.
     As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.
     If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.
     Substantially all of our operations are or in the future may be conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, would depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.
     Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual or statutory restrictions.
     Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.
     As of June 30, 2006, after giving effect to this offering and the use of proceeds therefrom, (including the initial purchasers’ exercise in full on the date hereof of their option to purchase $30.0 million additional principal amount of the notes to cover over-allotments), we would have had outstanding approximately $61.4 million of senior indebtedness and $180.0 million of subordinated indebtedness. As of June 30, 2006, our subsidiaries had approximately $1.5 million of outstanding indebtedness and liabilities (excluding intercompany liabilities).
     Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.
     We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the note holders.
     “designated senior indebtedness” means any senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is “designated senior indebtedness” for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).
     “indebtedness” means:
     (1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of PolyMedica or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;
     (2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers’ acceptances;
     (3) all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;
     (4) all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;
     (5) all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;
     (6) all of our direct or indirect guaranties or similar agreements by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and
     (7) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).
     “senior indebtedness” means all of our indebtedness (as described above) outstanding at any time, except:
     (1) the notes;
     (2) indebtedness that by its terms provides that it is not “senior” in right of payment to the notes;
     (3) indebtedness that by its terms provides that it is “pari passu” or “junior” in right of payment to the notes;
     (4) indebtedness for trade payables or any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services; and
     (5) our indebtedness to any of our subsidiaries.
Purchase of Notes at Your Option Upon a Fundamental Change
     If a fundamental change occurs, you will have the option to require us to purchase for cash all or any part of your notes on the day that is 30 business days after the occurrence of such fundamental change, referred to as the “fundamental change purchase date,” at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, payable in cash. Notes submitted for purchase must be in integral multiples of $1,000 principal amount.
     We will mail to the trustee and to each holder a written notice of the fundamental change within 10 business days after the occurrence of such fundamental change. This notice shall state certain specified information, including:
•	information about, and the terms and conditions of, the fundamental change, including the amount of additional shares that are deliverable, if any;

•	information about the holders’ right to convert the notes;

•	information about the holders’ right to require us to purchase the notes;

•	the fundamental change purchase date;

•	the procedures required for exercise of the purchase option upon the fundamental change; and

•	the name and address of the paying and conversion agents.
     You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the second trading day prior to the fundamental change purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the second trading day prior to the fundamental change purchase date.

     “Fundamental change” means the occurrence of a change in control or a termination of trading.
     A “change in control” will be deemed to have occurred if any of the following occurs:
•	any “person” or “group” is or becomes the “beneficial owner,” directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

•	we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person;

•	a majority of the members of our board of directors are not continuing directors; or

•	the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of PolyMedica (whether or not otherwise in compliance with the indenture).
     However, a change in control will not be deemed to have occurred if, in the case of a merger or consolidation, at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation that would otherwise constitute a change in control consists of common stock quoted on NASDAQ or traded on another U.S. national securities exchange (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the daily net share settlement value, if any, of any notes surrendered for conversion would be in the form of this common stock.
     For purposes of this change in control definition:
•	“person” or “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(I) under the Exchange Act, or any successor provision;

•	a “beneficial owner” will be determined in accordance with Rule 13d -3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

•	“continuing directors” means, as of any date of determination, any member of our board of directors who
•	was a member of such board of directors on the date of the original issuance of the notes, or

•	was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election;
•	“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•	“unissued shares” means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

•	“voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.
     The term “all or substantially all” as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of our assets.
     A “termination of trading” means that our common stock or other securities into which the notes are convertible are not approved for listing on NASDAQ and are not listed for trading on another U.S. national or regional securities exchange or any similar U.S. system of automated securities price dissemination or traded in the over-the-counter market.
     In connection with any purchase of notes in the event of a fundamental change, we will in accordance with the indenture:
•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change.
     No notes may be repurchased by us at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date for such fundamental change.
     This fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other similar convertible debt offerings.
     We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including senior indebtedness, outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.
     If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price for the notes tendered by holders. Our revolving credit facility contains, and any future credit agreements or other agreements relating to our indebtedness may contain, provisions prohibiting purchase of the notes under some circumstances or expressly prohibit our purchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which could constitute an event of default under our senior indebtedness and might constitute a default under the terms of our other indebtedness.
Events of Default

     Each of the following will constitute an event of default under the indenture:
     (1) we fail to pay principal or premium, if any, on any note when due;
     (2) we fail to pay the cash and shares of common stock (if any) upon conversion of any note (including any additional shares) within the time period required by the indenture and the failure continues for 5 business days;
     (3) we fail to pay any interest amounts on any note when due if such failure continues for 30 days;
     (4) we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;
     (5) we fail to pay the purchase price of any note when due;
     (6) we fail to provide timely notice of a fundamental change, and such failure continues for 5 business days;
     (7) any indebtedness for money borrowed by us or one of our significant subsidiaries in an outstanding principal amount in excess of $10 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture;
     (8) we fail or any of our significant subsidiaries fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $10 million, if the judgments are not paid, discharged or stayed within 60 days; and
     (9) certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.
     If an event of default, other than an event of default described in clause (9) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (9) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable.
     After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.
     Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.
     No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:
•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

•	the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

     However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest amounts on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.
     Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:
•	we fail to pay principal, premium or any interest amounts on any note when due;

•	we fail to convert any note into common stock; or

•	we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.
     We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not PolyMedica, to the officers’ knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.
Modification and Waiver
     We and the trustee may amend or supplement the indenture with respect to the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the other holders of notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding notes if such amendment, supplement or waiver would:
•	change the stated maturity of the principal of, or any interest amounts on, the notes;

•	reduce the principal amount of or any premium or interest amounts on the notes;

•	reduce the amount of principal payable upon acceleration of the maturity of the notes;

•	change the currency of payment of principal of, or any premium or interest amounts on, the notes;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, the notes;

•	modify the provisions with respect to the purchase rights of the holders as described above under ‘‘—Purchase of Notes at Your Option Upon a Fundamental Change” in a manner adverse to holders of notes;

•	adversely affect the right of holders to convert notes other than as provided in the indenture;

•	reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of notes.
     We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder.
Consolidation, Merger and Sale of Assets

     We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:
•	the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and assumes our obligations on the notes and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the indenture are met.
Satisfaction and Discharge
     We may discharge certain of our obligations under the indenture while notes remain outstanding if all outstanding notes have or will become due and payable at their scheduled maturity within one year and we have deposited with the trustee an amount sufficient to pay and discharge all such outstanding notes on the date of their scheduled maturity; provided, however, that the foregoing will not discharge our obligation to effect conversion, registration of transfer or exchange of notes in accordance with the terms of the indenture.
Transfer and Exchange
     We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:
•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	appoint additional paying agents or conversion agents;

•	act as the paying agent; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.
Purchase and Cancellation
     All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.
     We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.
Replacement of Notes
     We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.
Calculations in Respect of the Notes

     We will be responsible for making many of the calculations called for under the notes. These calculations include, but are not limited to, determination of the closing sale price of our common stock in the absence of reported or quoted prices and adjustments to the conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely conclusively on the accuracy of our calculations without independent verification.
No Personal Liability of Directors, Officers, Employees or Stockholders
     No director, officer, employee, incorporator or stockholder of PolyMedica, as such, will have any liability for any obligations of PolyMedica under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Governing Law
     The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.
Concerning the Trustee
     LaSalle Bank National Association has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.
     The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.
Book-Entry, Delivery and Form
     We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for The Depository Trust Company and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive, fully registered, certificated form, referred to as “certificated securities,” will be issued only in certain limited circumstances described below.
     DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
     DTC was created to hold securities of institutions that have accounts with DTC, referred to as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.
     We expect that, pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.
     Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.
     So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
     We will make payments of principal of, and premium, if any, and any interest amounts on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.
     We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium, if any, or any interest amounts on, the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.
     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants.
     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.
Description of Capital Stock
          We are authorized to issue 50,000,000 shares of common stock, $.01 par value per share and 2,000,000 shares of preferred stock, $.01 par value per share. The following summary is qualified by reference to the provisions of applicable law and our restated articles of organization and by-laws, each as amended to date.
Common Stock
          Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.
Preferred Stock
          Pursuant to our restated articles of organization, our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue such shares of preferred stock in one or more series. Each such series of preferred stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors.
          Our board of directors has authority to designate and issue preferred stock and to determine its rights and preferences to eliminate delays associated with a stockholder vote on specific issuances. The issuances of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.
Massachusetts Law and Certain Charter and By-Law Provisions
          Under Chapter 110F of the Massachusetts General Laws, a Massachusetts corporation with more than 200 stockholders may not engage in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder or (iii) the business combination is approved by both the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An “interested stockholder” is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A “business combination” includes a merger, a stock or asset sale, and certain other specified transactions resulting in a financial benefit to the interested stockholder.
          Massachusetts General Laws Chapter 156D, Section 8.06 requires that publicly held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible. In accordance with such law, our restated articles of organization provide for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms. The classification of the board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring control of us. A two-thirds vote of our stockholders is required to remove the classification of directors. Our by-laws include a provision which excludes us from the applicability of Massachusetts General Laws Chapter 110D, entitled “Regulation of Control Share Acquisitions”. In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation subject to the statute may not vote such stock unless stockholders of the corporation so authorize. The board of directors may amend our by-laws at any time to subject us to this statute prospectively.
          Certain of the provisions of Massachusetts law and our restated articles of organization would make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of our stock or the removal of the incumbent board of directors. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and out stockholders. In addition, such provisions could tend to reduce the temporary fluctuations in the market price of our stock which are caused by accumulations of stock. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.
          Our restated articles of organization contain a provision authorizing a class of preferred stock whose terms are not defined in the articles but whose terms may be fixed by the board of directors without further shareholder approval.
          The restated articles of organization provide that our directors and officers shall be indemnified by us to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on our behalf. In addition, the restated articles of organization provide that our directors will not be personally liable for monetary damages to us for certain breaches of their fiduciary duty as directors, unless they violated their duty of loyalty or acted in bad faith. Our restated articles of organization also provide that directors may only be removed for cause and that the amendment of the provisions providing for the elimination of personal liability and indemnification of directors and officers must be approved by the vote of two-thirds of the outstanding voting stock.
          The by-laws also provide that special meetings of stockholders may only be called by the chairman of the board, the president, the chief executive officer or a majority of the board of directors. In addition, the by-laws contain provisions requiring stockholders who wish to introduce matters at a stockholders meeting to provide written notice well in advance of any annual or special meeting of stockholders.
Description of Warrants
          We may issue warrants to purchase equity securities. Each warrant will entitle the holder to purchase for cash the amount of equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
          The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:
•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
Description of Units
          As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement relating to any units that we may offer will contain the specific terms of the units. These terms may include the following:
•	the price or prices at which the units will be issued;

•	the designation, amount and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	the aggregate number of units;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	information with respect to book-entry procedures, if any.

Material U.S. Federal Income Tax Considerations
     This section is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to investors that purchase notes in the initial offering at their issue price, which is the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of initial purchasers, placement agents or wholesalers), and that hold the notes and common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, and persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.
     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.
U.S. Holders
     As used herein, the term “U.S. Holder” means a beneficial owner of notes or common stock that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State of the United States, including the District of Columbia, or (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source. A trust is a U.S. Holder if it is (1) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. The term “U.S. Holder” also includes certain former citizens and residents of the United States. A “Non-U.S. Holder” is a beneficial owner (other than a partnership) of notes or shares of common stock that is not a U.S. Holder. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

Taxation of Interest
     U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of tax accounting.
  Sale, Exchange, Redemption or Other Disposition of Notes
     A U.S. Holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other disposition (other than conversion of a note into shares of our common stock, the U.S. federal income tax consequences of which are described under “—Conversion of Notes” below). The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s adjusted tax basis in the note. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note. The U.S. Holder’s tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. Holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. Holder on the disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate U.S. Holders currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.
  Conversion of Notes
     Upon conversion of a note solely into cash, a U.S. Holder generally will be subject to the rules described under “—Sale, Exchange, Redemption or Other Disposition of Notes” above.
     The tax consequences of the conversion of a note into cash and shares of our common stock are not entirely clear. A U.S. Holder may be treated as exchanging the note for our common stock and cash in a recapitalization for U.S. federal income tax purposes. In such case, the U.S. Holder generally would not be permitted to recognize loss, but generally would be required to recognize capital gain in an amount equal to the lesser of the gain realized and the cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued interest). The gain recognized by a U.S. Holder upon conversion of a note will be long-term capital gain if the holder held the note for more than one year, or short-term capital gain if the holder held the note for one year or less, at the time of the conversion. Long-term capital gains of non-corporate U.S. Holders currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The U.S. Holder’s adjusted tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) generally would equal the adjusted tax basis of the note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued interest), and increased by the amount of gain recognized. The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the note.
     Alternatively, the conversion of a note into cash and shares of our common stock may be treated as in part a payment in redemption of a portion of the note and in part a conversion of a portion of the note into common stock. In such case, a U.S. Holder’s aggregate tax basis in the note would be allocated between the portion of the note treated as redeemed and the portion of the note treated as converted into common stock based on their relative fair market values. The U.S. Holder generally would recognize capital gain or loss with respect to the portion of the note treated as sold equal to the difference between the amount of cash received by the U.S. Holder (other than amounts attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the portion of the note treated as redeemed. With respect to the portion of the note treated as converted, a U.S. Holder generally would not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of common stock and amounts attributable to accrued but unpaid interest). The tax basis allocated to the portion of the note treated as converted into common stock would be the U.S. Holder’s tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest). The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the note.
     With respect to cash received in lieu of a fractional share of our common stock, a U.S. Holder would be treated as if the fractional share were received and then immediately redeemed for cash. The U.S. Holder generally would recognize gain or loss equal to the difference between the cash received and that portion of the holder’s basis in the common stock attributable to the fractional share.
     Any cash and the value of any portion of our common stock that is attributable to accrued interest on the notes not yet taken into account would be taxed as ordinary income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued interest would begin the day after the date of conversion.
  Distributions
     If, after a U.S. Holder acquires our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s basis in its common stock, and any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a dividends-received deduction on a portion of any distribution taxed as a dividend. Subject to certain exceptions, dividends received by non-corporate U.S. Holders currently are taxed at a maximum rate of 15%, provided that certain holding period requirements are met.

  Constructive Distributions
     The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a distribution in the form of our stock. Such a constructive stock distribution could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate noteholders for distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with a qualifying change in control, as described under “Description of the Notes—Adjustment to Shares Delivered Upon a Qualifying Change in Control,” also may be treated as a taxable stock distribution. Not all changes in conversion rate that allow noteholders to receive more stock on conversion, however, increase the noteholders’ proportionate interests in PolyMedica. For instance, a change in conversion rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the noteholders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to them. Any taxable constructive stock distributions would be treated in the manner described under "—Distributions” above even though U.S. Holders will not receive any cash or property as a result of such adjustments. Corporate U.S. Holders would not be entitled to claim the dividends-received deduction with respect to any constructive distributions. Similarly, U.S. Holders that receive a taxable constructive stock dividend would not be eligible for the maximum 15% rate described in the previous paragraph.
  Sale, Exchange or Other Disposition of Common Stock
     A U.S. Holder generally will recognize capital gain or loss on a sale, exchange or other disposition of common stock. The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of common stock will be long-term capital gain or loss if the holder held the stock for more than one year, or short-term capital gain or loss if the holder held the stock for one year or less, at the time of the transaction. Long-term capital gains of non-corporate U.S. Holders are currently taxed at a maximum 15% federal rate. Short- term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
  Taxation of Interest
     Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the nonresident’s country of residence), collected by means of withholding by the payor. Payments of interest (including any additional interest) on the notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exemption will not apply to payments of interest to a Non-U.S. Holder that:
•	owns, actually or constructively, at least 10% of our voting stock;

•	is a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

•	is a “controlled foreign corporation” that is related to us.

     The portfolio interest exemption, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the Non-U.S. Holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The Non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes), the certification requirements generally apply to the partners rather than to the partnership, and the partnership must provide the partners’ documentation to us or our paying agent.
  Sale, Exchange, Redemption, Conversion or Other Disposition of Notes
     Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Taxation of Interest” above), unless:
•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business, in which case it would be subject to tax as described below under “—Income or Gains Effectively Connected with a U.S. Trade or Business”;

•	subject to certain exceptions, the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition, in which case the gain would be subject to a flat 30% tax, even though the individual is not considered a resident of the U.S., which may be offset by U.S. source capital losses; or

•	the rules of the Foreign Investment in Real Property Tax Act, FIRPTA (described below) treat the gain as effectively connected with a U.S. trade or business.
     The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes if we are, or were within five years before the transaction, a “U.S. real property holding corporation’,” or USRPHC. In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future.
  Dividends
     Dividends paid to a Non-U.S. Holder on common stock received on conversion of a note (and any taxable constructive stock dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, as described under "—U.S. Holders—Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. The withholding tax, however, may be reduced or eliminated under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. A Non-U.S. Holder would be required to demonstrate its entitlement to treaty benefits by delivering a properly executed IRS Form W-8BEN or appropriate substitute form. Because a constructive dividend deemed received by a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set off any such withholding tax against cash payments of interest payable on the notes, shares of our common stock, or proceeds from a sale subsequently paid or credited to a Non-U.S. Holder.
  Sale of Common Stock
     Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of common stock, unless the exceptions described under “—Sale, Exchange, Redemption, Conversion or Other Disposition of Notes” above apply.

  Income or Gains Effectively Connected With a U.S. Trade or Business
     The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. Holders. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.
Backup Withholding and Information Reporting
     The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding’’ rules. These rules require the payers to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.
     Payments of interest or dividends to individual U.S. Holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.
     We must report annually to the IRS the interest and/or dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “—Non-U.S. Holders—Taxation of Interest’’ and “—Non-U.S. Holders—Dividends’’ above. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments to Non-U.S. Holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the Non-U.S. Holder certifies its nonresident status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to Non-U.S. Holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.
     Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

Considerations For Employee Benefit Plan Investors
     Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code set forth prohibited transaction rules that restrict a broad range of transactions involving the assets of employee benefit plans subject thereto (collectively “ERISA Plans”) and persons having certain relationships to such plans (referred to as “parties in interest” in ERISA and as “disqualified persons” in Section 4975 of the Code). Transactions covered by such prohibited transaction rules include the sale or purchase of securities or the extension of credit between an ERISA Plan and a party in interest or disqualified person to such plan. We generally are not a party in interest or disqualified person subject to such prohibited transaction rules except with respect to employee benefit plans covering our employees. The initial purchasers, however, are parties in interest and disqualified persons with respect to many ERISA Plans. Accordingly, any person considering the purchase of notes on behalf of an ERISA Plan with respect to which any of the initial purchasers is a party in interest or disqualified person at the time of such purchase should not purchase any notes unless a prohibited transaction exemption applies to such transaction. Prohibited transactions exemptions, such as Prohibited Transaction Class Exemption 84-14, 90-1, 91-38, 95-60 and 96-23, provide exemptions from certain of these prohibited transactions for transactions that satisfy the conditions prescribed in those exemptions.
     Employee benefit plans that are not subject to the prohibited transaction rules under ERISA or Section 4975 of the Code (collectively “Other Plans”), including governmental plans or non-U.S. benefit plans, may nonetheless be subject to other federal, state, local or non-U.S. laws that are substantially similar to such rules. In addition, many states and other government bodies have enacted laws that establish standards of fiduciary conduct, legal investment rules, or other requirements for investment transactions involving the assets of governmental plans. If you are considering investing in the notes on behalf of any Other Plan, you should consult with your advisors regarding the requirements of applicable federal, state, local or non-U.S. law.
Any purchaser or holder of the notes or any interest therein will be deemed to have represented and warranted by its purchase and holding thereof that either (1) it is not and is not acting on behalf of an ERISA Plan or an Other Plan that is subject to federal, state, local or non-U.S. law substantially similar to the prohibited transaction rules under ERISA or Section 4975 of the Code, or any other person whose underlying assets include “plan assets” of any such plan by reason of such plan’s investment in such entity or (2) such purchase and holding will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any substantially similar law, for which there is no applicable statutory, regulatory or administrative exemption.

Where You Can Find More Information
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. We maintain a website at www.polymedica.com. The information contained on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.
Incorporation of Certain Documents by Reference
          We are disclosing important information to you by referring you to documents we previously filed with the SEC or documents we will file in the future with the SEC. The information incorporated by reference is considered to be part of this prospectus and each prospectus supplement, except for any information superseded by information in this prospectus or a prospectus supplement. This prospectus and each prospectus supplement incorporates by reference the documents listed and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, unless otherwise provided in the relevant documents:
•	Our annual report on Form 10-K for the year ended March 31, 2006;

•	Our quarterly report on Form 10-Q for the quarters ended June 30, September 30, and December 31, 2006;

•	Our current reports on Form 8-K filed with the SEC on July 6, 2006, July 10, 2006, July 31, 2006, September 12, 2006, September 19, 2006, October 25, 2006 and March 8, 2007;

•	Our proxy statement on Schedule 14A as filed on July 26, 2006; and

•	The description of our common stock contained in our registration statement on Form 8-A filed on July 19, 2001 and any amendment or report filed for the purpose of updating such description.
          You may request a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement, at no cost, by writing or telephoning us at the following address and telephone number:
PolyMedica Corporation.
Investor Relations Department
701 Edgewater Drive
Wakefield, Massachusetts 01880
(781) 486-8111
          We will not send exhibits to our filings, however, unless we specifically have incorporated those exhibits by reference in this prospectus or an accompanying prospectus supplement or a document incorporated in this prospectus or an accompanying prospectus supplement.
Legal Matters
          The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.
Experts
          The financial statements, the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
          The table below itemizes the expenses payable by PolyMedica Corporation (the “Registrant”) in connection with the registration and issuance of the securities being registered hereunder. The Registrant will bear all expenses of this offering. All amounts shown are estimates, except for the SEC registration fee.

Securities Act Registration Fee	$5,526
Legal Fees and Expenses	$20,000
Printing Expenses	$5,000
Accounting Fees and Expenses	$7,500
Miscellaneous	$5,000
Total	$43,026
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
          Article 6F of our Restated Articles of Organization provides that we shall indemnify each person who is or was, or has agreed to become, a director or officer of PolyMedica, and each person who is or was serving, or has agreed to serve, at our request, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any of our employee benefit plans, against all expenses (including attorney’s fees), judgments and fines they incur in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding, and any appeal, in which they may be involved by reason of being or having been such a director or officer, or by reason of any action taken or not taken in such capacity, except with respect to any matter in which a court finally determines they have not to have acted in good faith in the reasonable belief that his or her action was in the best interests of PolyMedica or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. In addition, we may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents or other persons serving PolyMedica, and such rights may be equivalent to, or greater or less than, those granted to directors and officers in the Articles. The provisions of our Articles pertaining to indemnification may not be amended and no provision inconsistent therewith may be adopted without the approval of the holders of at least two-thirds (2/3rds) majority of the voting power of our capital stock.
          Section 8.51 of the Massachusetts Business Corporation Act (as codified at Chapter 156D of the Massachusetts General Laws, the “MBCA”) authorizes a corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if (i) he conducted himself in good faith, (ii) he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation and (iii) in case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.51 also authorizes indemnification for a director if he engaged in conduct for which he shall not be liable under any authorized provision of a corporation’s articles of organization eliminating or limiting the personal liability of a director for certain breaches of fiduciary duties. Section 8.52 of the MBCA requires a corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 8.56 of the MBCA authorizes a corporation to indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation (i) to the same extent as a director and (ii) if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
          The foregoing summaries are subject to the full provisions of the MBCA and PolyMedica’s Articles of Organization.

          In addition, we maintain directors’ and officers’ liability insurance pursuant to which our directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.
ITEM 16. EXHIBITS
INDEX
The following exhibits are being furnished herewith or incorporated by reference herein:

Exhibit
Number		Description
3.1	—	Restated Articles of Organization of the Company, as amended. (11)

3.2	—	Restated By-Laws of the Company. (15)

3.3	—	Amendment No. 1 to Restated Bylaws. (36)

4.1	—	Specimen certificate for shares of Common Stock, $.01 par value, of the Company. (1)

4.2	—	Rights Agreement, between PolyMedica Corporation and Equiserve Trust Company, dated September 13, 2002. (14)

4.3	—	First Amendment to Rights Agreement between PolyMedica Corporation and Equiserve Trust Company dated August 1, 2005. (25)

4.4	—	Indenture by and between PolyMedica Corporation and LaSalle Bank National Association, as trustee dated as of September 19, 2006. (33)

4.5	—	Form of 1.00% Convertible Subordinated Note due September 15, 2011 (33)

4.6	—	Registration Rights Agreement by and among PolyMedica Corporation and the other parties named therein dated as of September 19, 2006. (33)

5.1	—	Opinion of Weil, Gotshal & Manges LLP. *

10.1	—	1990 Stock Option Plan, as amended. (2)

10.2	—	1992 Directors’ Stock Option Plan, as amended. (3)

10.3	—	2000 Stock Incentive Plan, as amended by the Board of Directors on September 10, 2006. (35)

10.4	—	Employment Agreement by and between the Company and Patrick T. Ryan dated October 14, 2005. (27)

10.5	—	Settlement Agreement by and between the Company and the United States Department of Justice dated November 3, 2004. (21)

10.6	—	Corporate Integrity Agreement by and between the Company and the Office of Inspector General of the Department of Health and Human Services dated November 3, 2004. (21)

10.7	—	Executive Savings Plan effective January 1, 2005. (22)

10.8	—	Employment Agreement by and between the Company and Keith W. Jones dated March 9, 2006. (31)

10.9	—	Form of option agreement for issuances from the Company’s 2000 Stock Incentive Plan. (28)

10.10	—	Form of restricted stock agreement for issuances from the Company’s 2000 Stock Incentive Plan. (28)

10.11	—	Equity Purchase Agreement by and between the company and National Diabetic Pharmacies, LLC dated August 5, 2005. (28)

10.12	—	Credit Agreement entered into by and between the Company and Bank of America, N.A. and several lenders, dated April 12, 2005. (24)

10.13	—	Supplement and Amendment to Credit Agreement entered into by and between the Company and Bank of America, N.A. and several lenders, dated May 25, 2005. (24)

10.14	—	Amendment and Limited Waiver No. 2 executed into and by and between the Company and Bank of America, N.A. and several lenders, effective November 30, 2005. (29)

10.15	—	Credit Agreement Supplement and Amendment No. 3 entered into by and between the Company and Bank of America, N.A. and several lenders, dated March 30, 2006. (32)

10.16	—	Employment Agreement by and between the Company and Stephen C. Farrell dated February 13, 2006. (30)

10.17	—	Employment Agreement by and between the Company and Devin J. Anderson dated February 13, 2006. (30)

10.18	—	Purchase Agreement, among PolyMedica Corporation and the Initial Purchasers named therein dated as of September 13, 2006. (33)

10.19	—	Consent and Amendment No. 4, by and among PolyMedica Corporation, Bank of America, N.A. and the several lenders parties thereto, effective as of September 12, 2006. (34)

10.20	—	Confirmation of Convertible Note Hedge with Deutsche Bank AG London related to Convertible Subordinated Notes issued September 19, 2006. (35)

Exhibit
Number		Description
10.21	—	Confirmation of Convertible Note Hedge with Bank of America, N.A. related to Convertible Subordinated Notes issued September 19, 2006. (35)

10.22	—	Confirmation of Warrants for PolyMedica Corporation Common Stock with Deutsche Bank AG London related to the Convertible Subordinated Notes issued September 19, 2006. (35) †

10.23	—	Confirmation of Warrants for PolyMedica Corporation Common Stock with Bank of America, N.A. related to the Convertible Subordinated Notes issued September 19, 2006. (35) †

12.1	—	Statement computation of ratio of earnings to fixed charges. *

23.1	—	Consent of PricewaterhouseCoopers LLP. *

23.2	—	Consent of Weil, Gotshal & Manges LLP (contained in the opinion filed as Exhibit 5.1 hereto). *

24.1	—	Power of Attorney (contained on the signature page hereto). *

25.1	—	Form T-1 Statement of Eligibility of the Trustee under the Indenture. *

*	Filed herewith.

†	Confidential treatment received as to portions of the exhibit. Confidential portions omitted and filed separately with the Securities and Exchange Commission.

1	Incorporated herein by reference to the Company’s Registration Statement on Form S-1 (File No. 33-45425).

2	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1995, filed June 29, 1995 (Commission File No. 0-19842).

3	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the year ended March 31, 1994, filed June 29, 1994 (Commission File No. 0-19842).

4	Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed March 13, 1992 (Commission File No. 0-19842).

5	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1996, filed June 26, 1996 (Commission File No. 0-19842).

6	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1997, filed June 27, 1997 (Commission File No. 0-19842).

7	Incorporated herein by reference to the Company’s Registration Statement on Form S-1 (File No. 33-97872).

8	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed July 20, 1998 (Commission File No. 0-19842).

9	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, filed February 14, 2000.

10	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed November 14, 2000.

11	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed November 14, 2001.

12	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, filed February 14, 2002.

13	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed November 14, 2002.

14	Incorporated herein by reference to the Company’s Current Report on Form 8-K, dated as of September 12, 2002.

15	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the year ended March 31, 2003, filed as of June 30, 2003.

16	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed as of August 19, 2003.

17	Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed as of February 14, 2004.

18	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the year ended March 31, 2004, filed as of June 14, 2004.

19	Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed as of October 1, 2004.

20	Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed as of October 26, 2004.

21	Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed as of November 8, 2004.

22	Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed as of December 17, 2004.

23	Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed as of April 18, 2005.

24	Incorporated herein by reference to the Company’s Tender Offer Statement on Schedule TO, filed as of May 26, 2005.

25	Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed as of August 4, 2005.

26	Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed as of September 29, 2005.

27	Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed as of October 20, 2005.

28	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2005, filed November 4, 2005.

29	Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed as of December 5, 2005.

30	Incorporated herein by reference to the Company’s Current Report on Form 8-K/A, filed as of February 17, 2006.

31	Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed as of March 15, 2006.

32	Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed as of April 6, 2006.

33	Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed as of September 19, 2006.

34	Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed as of September 13, 2006.

35	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, filed November 8, 2006.

36	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2006, filed February 7, 2006.

ITEM 17. UNDERTAKINGS
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (d) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Wakefield, Commonwealth of Massachusetts, on this 9th day of March, 2007.

POLYMEDICA CORPORATION

/s/ Patrick T. Ryan
By: Patrick T. Ryan
Title: President and Chief Executive Officer
POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Devin J. Anderson and Keith W. Jones, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement of Form S-3 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Patrick T. Ryan	President, Chief Executive Officer and	March 8, 2007
Patrick T. Ryan	Director (Principal Executive Officer)

/s/ Keith W. Jones	Chief Financial Officer (Principal
Keith W. Jones	Financial and Accounting Officer)	March 8, 2007

Director
Thomas O. Pyle

Director
Edward A. Burkhardt

Director
Marcia J. Hooper

/s/ Frank W. LoGerfo, M.D.	Director	March 8, 2007
Frank W. LoGerfo, M.D.

/s/ James J. Mahoney, Jr.	Director	March 8, 2007
James J. Mahoney, Jr.

/s/ Walter R. Maupay, Jr.	Director	March 9, 2007
Walter R. Maupay, Jr.

Name	Title	Date

Director
Krishna G. Palepu

/s/ Samuel L. Shanaman	Director	March 8, 2007
Samuel L. Shanaman

/s/ Alan D. Solomont	Director	March 7, 2007
Alan D. Solomont

Director
William C. Van Faasen